Exhibit 10.11

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered into effective as of the 12th day of November, 2015, by and between FSP 1001 17th STREET LLC, a Delaware limited liability company (“Landlord”), and PING IDENTITY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord’s predecessor-in-interest and Tenant entered into that certain Lease Agreement dated January 21, 2011 (“Lease”), which pertains to those certain Premises currently consisting of approximately 20,225 rentable square feet known as Suite 100 (“Existing Premises”) in the building located at 1001 17th Street, Denver, Colorado 80202 (“Building”). Except for such terms and words as are defined herein, any other capitalized terms and words used herein shall have the meaning attributed to them as set out in the Lease.

B.                                    Tenant desires to expand the Existing Premises, the parties desire to extend the term of the Lease, and otherwise Landlord and Tenant hereby desire to amend certain terms of the Lease as provided herein.

NOW, THEREFORE, in consideration of the mutual obligations and covenants contained in this Amendment and the Lease, as amended, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      In addition to the Existing Premises, Landlord leases to Tenant and Tenant hereby leases from Landlord additional space consisting of approximately 18,333 rentable square feet of space located on the 8th floor of the Building which will be known as Suite 800 (the “Expansion Space”), as shown on Exhibit A hereto and made a part hereof by reference, on all of the terms of the Lease as herein amended, on the following basis:

A.                                    Tenant’s right to possession of the Expansion Space and its obligations under the Lease for the Expansion Space shall commence on the date Landlord delivers possession of the Expansion Space to Tenant (“Delivery Date”), which Delivery Date is estimated to be on or about the date of this Amendment; provided, however, Tenant’s obligation to pay Rent and other charges payable pursuant to the Lease, with respect to the Expansion Space only, shall commence on the date that is the earlier of (“Expansion Commencement Date”) (i) May 1, 2016, or (ii) the date Tenant occupies for the Permitted Use any portion of the Expansion Space.

B.                                    The Term of the Lease for the Existing Premises shall be extended such that the Term of the Lease for both the Existing Premises and the Expansion Space shall terminate on the last day of the 84th full calendar month following the Expansion Commencement Date (the “Expiration Date”).

C.                                    As of the Delivery Date, all references to Premises in the Lease shall include the Expansion Space and the Existing Premises and Tenant’s occupancy of the Expansion Space shall be subject to all terms of the Lease as herein specifically amended. Subject to the following terms and conditions, as of the Delivery Date, the Premises described in the Lease shall consist of the Existing Premises and the Expansion Space for a total of approximately 38,558 rentable square feet of space as outlined on Exhibit A hereto and made a part hereof by reference. Landlord and Tenant agree that, upon completion of the Final Plans (as hereinafter defined) for the Expansion Space, Landlord shall have Landlord’s architect remeasure the Expansion Premises to determine and certify to Landlord and Tenant the rentable square footage of the Premises inclusive of the Expansion Space and the Existing Premises (in accordance with The Standard for Measuring Floor Area of the Building Owners and Managers Association, ANSI/BOMA Z65.1-1996) and, if such certified measurement differs from the approximately 18,333 rentable square feet identified above, all amounts set forth herein that are based on square footage, including but not limited to the Base Rent, Tenant’s Pro Rata Share, and the number of parking spaces to which Tenant is entitled shall be revised to reflect such certified rentable square footage. At the request of Landlord or Tenant, the parties will evidence the Expansion Commencement Date, Expiration Date, and such other matters set forth therein in an agreement substantially in the form of Exhibit B attached hereto, which agreement will contain revised Base Rent schedules for each of the Existing Premises and the Expansion Space, along with such amounts that are based on square footage, including but not limited to the Tenant’s Pro Rata Share and the number of parking spaces to which Tenant is entitled based on a modification of the rentable square footage of the Expansion Space.

D.                                    From and after the date of this Amendment through November 30, 2016, Tenant shall continue to pay Base Rent and Additional Rent for its use and occupancy of the Existing Premises in accordance with the terms of the Lease. Commencing on December 1, 2016, Tenant shall pay Base Rent for its use and occupancy of the Existing Premises pursuant to the terms of the Lease and in accordance with the following payment schedule:

Period	Annual PSF for Existing Premises	Monthly Base Rent for Existing Premises
December 1, 2016 through November 30, 2017	$21.50	$36,236.46
December 1, 2017 through November 30, 2018	$22.00	$37,079.17
December 1, 2018 through November 30, 2019	$22.50	$37,921.88
December 1, 2019 through November 30, 2020	$23.00	$38,764.58
December 1, 2020 through November 30, 2021	$23.50	$39,607.29
December 1, 2021 through November 30, 2022	$24.00	$40,450.00
December 1, 2022 through Expiration Date	$24.50	$41,292.71

Commencing on the Expansion Commencement Date, Tenant shall pay Base Rent for its use and occupancy of the Expansion Space, which Base Rent shall be in addition to the Base Rent due with respect to the Existing Premises, pursuant to the terms of the Lease and in accordance with the following payment schedule:

Period	Annual PSF for Expansion Space	Monthly Base Rent for Expansion Space
Expansion Commencement Date through November 30, 2016*	$21.00	$32,082.75	*
December 1, 2016 through November 30, 2017	$21.50	$32,846.63
December 1, 2017 through November 30, 2018	$22.00	$33,610.50
December 1, 2018 through November 30, 2019	$22.50	$34,374.38
December 1, 2019 through November 30, 2020	$23.00	$35,138.25
December 1, 2020 through November 30, 2021	$23.50	$35,902.13
December 1, 2021 through November 30, 2022	$24.00	$36,666.00
December 1, 2022 through Expiration Date	$24.50	$37,429.88

*Notwithstanding anything to the contrary, Tenant will occupy the Premises and Rent applicable to the Expansion Space (but not the Existing Premises) will be abated for a period commencing on the Expansion Commencement Date and expiring 180 days later.

2.                                      Prior to the Expansion Commencement Date, Tenant shall continue to pay Additional Rent for the Existing Premises only in accordance with the terms of the Lease. Commencing on the Expansion Commencement Date and for the duration of the Term, in addition to Base Rent, Tenant shall be obligated to pay Additional Rent and all other sums payable by Tenant in accordance with the Lease applicable to both the Expansion Space and the Existing Premises, including, without limitation, payment of Tenant’s Pro Rata Share of Operating Expenses. From and after the Expansion Commencement Date, Tenant’s Pro Rata Share shall be 5.8816%. Notwithstanding the foregoing, and so long as Tenant is not in default under the Lease, Tenant’s Pro Rata Share of Operating Expenses for the Expansion Space only shall be abated for the first 6 months following the Expansion Commencement Date. Notwithstanding anything to the contrary contained herein, commencing in calendar 2017, for the purposes of calculating Tenant’s Pro Rata Share of Operating Expenses, “Controlled Expenses” (hereafter defined) for the Premises will not exceed the “Maximum Controlled Expenses” (hereafter defined). “Controlled Expenses” means all Operating Expenses except those attributable to Taxes, costs of insurance, including, without limitation, liability insurance, casualty insurance and worker’s compensation insurance, costs of utilities, costs of snow removal, and costs of compliance with Applicable Laws as provided in Section 6.1(5)(1) of the Lease. “Maximum Controlled Expenses” shall mean: (a) for calendar year 2016, the full amount of the actual expenses for Controlled Expenses as determined in accordance with the foregoing provisions; (b) for calendar year 2017 and each calendar year thereafter, the prior calendar year’s Maximum Controlled Expenses multiplied by 1.05. The limitations described above are a limitation only on the calculation and pass-through to Tenant of Tenant’s Pro Rata Share of Operating Expenses and such limitation does not prohibit Landlord from spending amounts in excess thereof.

3.                                      Subject to the terms hereof, Tenant accepts the Existing Premises and the Expansion Space in their “as is” condition and Landlord shall have no obligation to remodel or make improvements to the Existing Premises or the Expansion Premises except as otherwise required hereby (it being acknowledged that nothing herein shall limit Landlord’s maintenance and repair obligations described in the Lease).

A.                                    Landlord and Tenant acknowledge that Tenant is in possession of the Existing Premises pursuant to the terms of the Lease and accepts possession of the Existing Premises in its “as is” condition as of the date hereof subject to the provisions of the Lease, as amended hereby. Landlord shall provide Tenant with an allowance of up to $27.00 per square foot of rentable area in the Existing Premises (the “Existing Allowance”) to be applied in accordance with the terms hereof.

B.                                    Landlord shall deliver and Tenant shall accept the Expansion Space in its “as is” condition; provided however, as of the Delivery Date, Landlord shall be responsible to deliver the Building structural systems, roof system, base building plumbing systems, exterior window systems, window coverings on the interior side of the window perimeters, elevator systems, restrooms, base building HVAC mechanical systems, base building electrical systems and fire and life safety systems, all necessary access to provide proper ingress and egress, the floor and the ceiling (it being agree that Landlord shall have no obligation to deliver a new drop ceiling or make any improvements to the ceiling existing as of the date hereof as a result of Tenant’s election to the construct the Open Ceiling (as hereinafter defined) in accordance with the terms below) free from latent and structural defects, in good and proper working order. Landlord shall provide Tenant with an allowance of up to $35.00 per square foot of rentable area in the Expansion Space (the “Expansion Allowance”) to be applied in accordance with the terms hereof.

C.                                    Landlord shall pay directly to Tenant’s architect its fees for preparation of a space plan and budget of the cost of Tenant Improvements in the Expansion Space up to $0.12 per rentable square feet of the Expansion Space to be applied in accordance with the terms hereof.

D.                                    The Existing Allowance and the Expansion Allowance collectively are herein referred to together as the “Allowance”. Tenant may utilize the Allowance only for improvements to either or both of the Existing Premises or the Expansion Space (the “Tenant Improvements”) pursuant to the Final Plans. The Allowance may be used only for hard and soft construction costs associated with the design and construction of the Existing Premises and the Expansion Space and toward costs associated with: (a) data/telecommunications cabling and equipment to include security, (b) consultant fees related to design and engineering, and (c) consultant fees related to the design and construction of the Tenant’s Improvements. The Expansion Allowance shall be applied to the cost of Tenant Improvements first. If the cost of Tenant Improvements is less than the Expansion Allowance, Tenant may utilize up to $91,665.00 (based on $5.00 per square foot of the Expansion Space) of the remaining Expansion Allowance for the following: (a) furniture, fixtures and equipment, (b) other specialty trade fixtures, signage and equipment, (c) legal fees associated with the Tenant Improvements and this Amendment, (d) moving expenses of any kind associated with the Premises, and (e) following the Outside Date (as defined below) as a credit toward then owing Rent. If the cost of the Tenant Improvements (in either or both of the Existing Premises or the Expansion Space) exceeds the cost of the Expansion Allowance, Tenant shall not be entitled to utilize any remaining portion of the remaining Allowance for items (a) through (e) herein. Landlord’s payment of the Allowance shall be subject to all of the following items (i)-(v) being completed to Landlord’s satisfaction and the Allowance shall be due and payable by Landlord on the 45th day after the last-to-be-completed item has occurred to Landlord’s reasonable satisfaction: (i) Tenant submits to Landlord an affidavit that all payrolls, bills for materials and any equipment and other indebtedness connected with the Tenant Improvements for which Landlord or its property might in any way be responsible, have been paid or otherwise satisfied; (ii) Tenant submits to Landlord any other data, to the extent and in such form as may be designated by Landlord, which establishes the final cost of the Tenant Improvements and the payment or satisfaction of all Tenant’s construction obligations, such as receipts, releases and waivers of liens arising out of the Tenant Improvements; (iii) Landlord is provided with a certificate by Tenant’s architect that the Tenant Improvements are complete in accordance with the plans and specifications approved by Landlord; (iv) Landlord is provided with all certificates or similar sign-offs necessary for occupancy of the Premises issued by the appropriate governmental authority permitting use of the Premises in accordance with such approved plans and specifications; and (v) Tenant has executed such other close-out documents as may be reasonably requested by Landlord. Tenant shall be responsible for any costs of the Tenant Improvements which are in excess of the Allowance. Subject to the following, unless otherwise agreed by Landlord and Tenant, the Allowance shall remain available for Tenant’s use through and until December 31, 2016 (“Outside Date”) and following the Outside Date Tenant shall forfeit any remaining unused balance of the Allowance to Landlord.

E.                                     Tenant is responsible for the diligent completion of the Tenant Improvements substantially in accordance with the plans and specifications approved by Landlord (the “Final Plans”), and shall be responsible for the construction contract, construction management, the bidding process, and selection of contractors, engineers and construction manager, all subject to Landlord’s consent as provided in the Lease. The Tenant Improvements shall be accomplished by Tenant as an Alteration, as such term is used in the Lease, and shall be subject to all of the terms and conditions of the Lease (including, without limitation, Article 12 thereof) and generally in compliance with the terms and provisions of the Work Letter attached to the Lease (exclusive of any tenant improvement allowances referenced in the Work Letter). Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, of Tenant’s Final Plans for the Tenant Improvements shall be required and Landlord shall have the right to reasonably approve Tenant’s contractors, subcontractors, engineers and construction managers. Landlord shall approve or provide comments to Tenant’s proposed plans and specifications within 10 business days of receipt. Landlord shall be entitled to a construction management fee equal to 1% of the Tenant’s hard costs of construction for supervision and oversight of the Tenant Improvements which shall be deducted by Landlord from the Allowance, as well as any amounts due Landlord in accordance herewith. Landlord shall provide all required utilities to the Expansion Space at no cost to Tenant from the Delivery Date until the Expansion Commencement Date. Subject to Landlord’s approval of Tenant’s Final Plans as set forth above. Landlord acknowledges that Tenant may create an “open” ceiling plan (the “Open Ceiling”) on the 8th floor in the Expansion Space. During the performance of the ceiling work. Tenant shall not destroy or permit to be destroyed and Landlord shall retain any ceiling tile grid, ceiling tiles, and lights removed. If reinforcement of the floor of the Expansion Space is required, Tenant shall have the right, at its sole cost and expense. to reinforce the floor in any areas specified by Tenant’s architect in accordance with the design provided by Landlord’s structural engineer.

4.                                      As of the date hereof, Landlord estimates that the per hour charge for air-conditioning outside Ordinary Business Hours will be $75.00 per floor served (all or any portion), subject to a 3 hour minimum use period at times when the services are required to be specifically turned on for Tenant’s sole use plus payment of the engineer’s hourly wages if such assistance is required; such charge is subject to increase based on increases in costs of utilities included in such costs. Tenant may utilize after hours HVAC at such rates and if Tenant’s electrical consumption exceeds 8.5 watts per square foot. Landlord, at Tenant’s sole cost and expense, shall be entitled to install a separate meter electrical service for the Premises.

5.                                      Effective as of the Expansion Commencement Date, Tenant’s Parking Allotment shall be increased to reflect 38 unreserved garage parking spaces (based on 1 unreserved garage parking space for every 1,000 rentable square foot leased by Tenant). the use of which shall be subject to the terms of the Lease, as hereby amended. The Parking Rate currently charged by

Landlord as of the date hereof is $185.00 per month per unreserved space, $235.00 per month per space in the reserved area, and $300.00 per month per designated reserved space. The Parking Rates are subject to increase in accordance with the terms of the Lease.

6.                                      By execution of this Amendment, Tenant hereby notifies Landlord in writing of its bona fide good faith desire to have Landlord cause the release of Tenant with respect to Tenant’s obligations described in that certain Sublease (“Sublease”) with FTI Consulting, Inc. (“FTI”) for approximately 5,271 rentable square feet of space on the 11th floor of the Building (the “Sublease Space”) which release shall not be effective until the Expansion Commencement Date. Landlord, as of the date hereof, shall use prompt and commercially reasonable efforts to notify FTI of such request and within 5 days after receipt of a good faith response from FTI (“FTI Response”), Landlord shall deliver to Tenant a summary of the FTI Response, and if Landlord is able to accommodate Tenant’s request for a release of the Sublease on terms and provisions which are reasonably acceptable to Landlord. If Landlord is unable to accommodate Tenant’s request for a release of the Sublease. the Lease and the Sublease of the FTI Space shall nonetheless continue in full force and effect until the expiration or earlier termination of the term thereof (it being agreed that Tenant will not elect and is prohibited hereby from exercising an option to extend the term thereof) and Landlord shall reimburse Tenant for the actual verified monthly rent paid by Tenant to FTI pursuant to the terms of the Sublease from and after the Expansion Commencement Date and the surrender of the Sublease Space but Tenant remains responsible and shall not be deemed to be released of its obligations set forth in the Sublease.

7.                                      As of the date of this Amendment, Tenant has on deposit with Landlord the Letter of Credit as financial assurance for the performance of Tenant’s obligations under this Lease currently in the amount of $400,000.00, which Letter of Credit covers certain obligations as specified in the Lease and which shall not be subject to cancellation or expiration for any reason except as otherwise provided in the Lease. As a condition to the effectiveness of this Amendment, within 30 days following the execution and delivery of this Amendment by Tenant, Tenant shall provide Landlord with a replacement Letter of Credit (the “Replacement Letter of Credit”) meeting the requirements of the Lease in the amount of $500,000.00. The Replacement Letter of Credit. or a renewal or substitute therefor approved by Landlord, shall be kept in effect from the date of this Amendment through the 60th day following the Expiration Date of the Term, as may be extended (the “Extended LC Termination Date”) and shall otherwise satisfy the requirements set forth in the Lease. The Replacement Letter of Credit shall be in the initial amount of $500,000.00 and thereafter, so long as no Event of Default is continuing under the Lease prior to a reduction date, the amount of the Replacement Letter of Credit may be reduced at the request of Tenant by: (i) $200,000.00 as of November 30, 2019, and (ii) $200,000.00 as of November 30, 2020, and subject to the foregoing conditions, from and after November 30, 2020, the Replacement Letter of Credit shall be in the amount of $100,000.00. If the Replacement Letter of Credit would otherwise expire prior to the Extended LC Termination Date, Tenant shall deliver to Landlord an extension or renewal of the Replacement Letter of Credit, or a substitute Replacement Letter of Credit.

8.                                      Landlord, at its sole cost and expense, shall provide standard Building lobby directory and suite entry signage. Any additional signage shall be subject to Landlord’s prior written consent and comply with the terms of the Lease.

9.                                      In accordance with the following provisions, Landlord grants Tenant a continuing right of refusal (Tenant’s right to lease under this paragraph being referred to as Tenant’s “Right of First Refusal”) to lease any space on the 7th or 8th floor of the Building which is either unoccupied and not subject to a lease or currently occupied but with a lease expiring during the Term (the “Right of First Refusal Space”). Tenant’s Right of First Refusal is subordinate to all rights of extension, expansion, or first offer or refusal as to the Right of First Refusal Space in favor of other tenants in the Building in place as of the date of this Amendment or other tenants in the Building following the date of this Amendment to the extent Tenant fails to timely exercise the Right of First Refusal described herein, and in any event is subordinate to any rights of extension granted to any Third Party Tenant with respect to the Right of First Refusal Space offered to Tenant and which Tenant fails to timely exercise pursuant to the terms hereof. If Landlord receives a bona fide third party offer to lease the Right of First Refusal Space (or a portion thereof) that Landlord desires to accept or Landlord has received a bona fide third party offer and desires to make a final offer to such third party (the “Third Party Tenant”), before entering into a binding agreement with the Third Party Tenant, Landlord shall give notice to Tenant of the space included in such final offer (the “3rd Party Offer Space”) and the material terms of such final offer (not including the identity of such third party) (the “3rd Party Offer”) and the terms applicable to leasing 3rd Party Offer Space to Tenant as determined in accordance with the following provisions (the “3rd Party Offer Notice”). Tenant has 5 business days after receiving Landlord’s 3rd Party Offer Notice within which to notify Landlord whether it elects to lease such 3rd Party Offer Space on the terms set forth in the 3rd Party Offer Notice, which election must be for all of the 3rd Party Offer Space. If Tenant fails to timely notify Landlord, it will be conclusively presumed that Tenant has waived its Right of First Refusal as to the 3rd Party Offer Space and Landlord shall be free to lease the 3rd Party Offer Space to such third party specific to the 3rd Party Offer Notice only on substantially the same financial terms as in the 3rd Party Offer Notice; provided, however, if (x) Landlord fails to lease the Right of First Refusal Space substantially in accordance with the 3rd Party Offer Notice; (y) Landlord proposes to lease on financial terms not set forth in the 3rd Party Offer Notice that are “materially more favorable” than the financial terms set forth in the 3rd Party Offer Notice; or (z) the Right of Refusal Space becomes available for leasing after termination or expiration of a lease with the Third Party Tenant, Landlord shall be obligated again to give notice to Tenant under this Section prior to leasing such Right of First Refusal Space to a third party. For purposes of this Section, “financial terms” shall mean and refer to: base rent; operating expense prorations and passthroughs; rental escalations; and rent and tenant finish concessions. For purposes of this Section, “materially more favorable” shall mean: a reduction in the effective rent (calculated on the basis of amortizing, on a straight-line basis, over the term of such lease the total rent less any concessions or inducements) of more than 5%. The completion of the improvements in and serving the 3rd Party Offer Space and commencement of Tenant’s right to occupy the 3rd Party Offer Space shall be generally determined in accordance with the Work Letter attached to the Lease, with timing to be adjusted to reflect the date on which a space plan is approved for the 3rd Party Offer Space, assuming that such space plan is required to be submitted by Tenant within 30 business days of Tenant’s receipt of the 3rd Party Offer Notice.

10.                               The introductory sentence of Section 2 of the Addendum attached to the Lease is hereby deleted in its entirety and shall be replaced by the following in lieu thereof: “Landlord grants Tenant 2 options (each an “Option”) to extend the Term of the Lease each for an additional period of 5 years (each an “Option Term”).” Except as otherwise provided herein, the terms and conditions set forth in Section 2 of the Addendum attached to the Lease are hereby ratified and affirmed.

11.                               Section 5 of the Addendum attached to the Lease is hereby deleted in its entirety and shall be of no further force or effect.

12.                               Landlord and Tenant represent and warrant to the other that neither has employed any broker with respect to this Lease and has no knowledge of any broker’s involvement in this transaction except Cushman & Wakefield of Colorado, Inc., which is representing Landlord, and JLL, which is representing Tenant (collectively, the “Brokers”). Each party shall indemnify the other against any expense incurred by a party as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by the other party or claiming by, through, or under the other party, other than the Brokers. Tenant acknowledges Landlord is not liable for any representations by the Brokers regarding the Premises, Building, Building Complex, or this Amendment.

13.                               If there is any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment govern. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any one or more counterpart signature pages may be removed from one counterpart of the Amendment and annexed to another counterpart of the Amendment to form a completely executed original instrument without impairing the legal effect of the signature thereon. Signatures transmitted by facsimile or other static electronic form shall be binding as originals on the parties hereto.

14.                               Time is of the essence herein.

[Remainder of Page Intentionally Left Blank — Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:			TENANT:

FSP 1001 17TH STREET LLC,			PING IDENTITY CORPORATION,
a Delaware limited liability company			a Delaware corporation

By:	FSP Property Management LLC, its asset manager		By:	/s/ Lauren Romer
Print Name: Lauren Romer
	By:	/s/ William S. Friend, Jr.	Print Title: VP, General Counsel
William S. Friend, Jr.,
Executive Vice President -
Regional Director

EXHIBIT A
TO
FIRST AMENDMENT TO LEASE AGREEMENT

EXHIBIT B
TO
FIRST AMENDMENT TO LEASE AGREEMENT

COMMENCEMENT DATE MEMORANDUM

THIS COMMENCEMENT DATE MEMORANDUM is made and entered into as of [                  , 201 ] by and between FSP 1001 17th STREET LLC, a Delaware limited liability company (“Landlord”), and PING IDENTITY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS:

1.                                      Landlord and Tenant are parties to a certain First Amendment to Lease Agreement dated as of [          ,       ] (“Amendment”) which amends that certain Lease Agreement dated January 21, 2011 between Landlord and Tenant (“Lease”), relating to certain Existing Premises and Expansion Space located in the building commonly known as 1001 17th Street located at 1001 17th Street, Denver, Colorado 80202. Terms not otherwise defined herein shall have the meanings set forth in the Amendment.

2.                                      Landlord and Tenant desire to confirm the Delivery Date, Expansion Commencement Date, Expiration Date, the agreed upon rentable square footage of the Expansion Space, and such other matters as may be provided hereunder.

ACKNOWLEDGMENTS:

Pursuant to Section 1.C. of the Amendment and in consideration of the facts set forth in the Recitals, Landlord and Tenant acknowledge and agree as follows:

1.                                      All capitalized terms not otherwise defined in this Memorandum have the meanings ascribed to them in the Amendment.

2.                                      The Delivery Date under the Lease is [               ]. The Expansion Commencement Date under the Lease is [               ].

3.                                      Tenant confirms Landlord has delivered possession of the Premises to Tenant and Tenant has accepted the Premises.

4.                                      The Expiration Date of the Lease is [               ], unless the Lease is sooner terminated in accordance with the terms and conditions of the Lease.

5.                                      Tenant must exercise its Option to the renewal Term, if at all, by notifying Landlord no later than [               ], subject to the conditions and limitations set forth in the Lease.

6.                                      The initial renewal Term expires on [               ].

7.                                      Landlord’s architect re-measured the Expansion Premises based on the Final Plans and certified that the rentable square footage of the Premises inclusive of the Expansion Space and the Existing Premises is approximately [               ] rentable square feet, and accordingly, the Base Rent, Tenant’s Pro Rata Share and the number of parking spaces to which Tenant is entitled is as follows:

Base Rent for the Existing Premises is as follows:

[ - ]	[$ per month]
[ - ]	[$ per month]
[ - ]	[$ per month]
[ - ]	[$ per month]
[ - ]	[$ per month]
[ - ]	[$ per month]
[ - ]	[$ per month]

Base Rent for the Expansion Space is as follows:

[ - ]	[$ per month]
[ - ]	[$ per month]
[ - ]	[$ per month]
[ - ]	[$ per month]
[ - ]	[$ per month]
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Tenant’s Pro Rata Share is [             %]

Tenant is allocated [     ] unreserved garage parking spaces.

Landlord and Tenant each caused this Memorandum to be executed by its duly authorized representative as of the day and date written above. This Memorandum may be executed in counterparts, each of which is an original and all of which constitute one instrument.

LANDLORD:

By:
Name:
Its:

TENANT:

By:
Name:
Its: